                                  SCHEDULE 14A

                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the registrant                              [x]
Filed by a party other than the registrant           [ ]

Check the appropriate box:

[ ]     Preliminary proxy statement.                 [ ]  Confidential, For Use
                                                          of the Commission Only
                                                          (as permitted by Rule
                                                           14a-6(e)(2))
[x]     Definitive proxy statement.
[ ]     Definitive additional materials.
[ ]     Soliciting material pursuant to Rule 14a-12.



                                 Net2Phone, Inc.
                 ---------------------------------------------
                (Name of Registrant as Specified in Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



Payment of Filing Fee (Check the appropriate box):

         [x]      No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                  (1) Title of each class of securities to which transaction applies:

                  (2) Aggregate number of securities to which transaction applies:

                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  (4)      Proposed maximum aggregate value of transaction:

                  (5)      Total fee paid:

         [ ]      Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                  (1)      Amount previously paid:

                  (2)      Form, Schedule or Registration Statement no.:

                  (3)      Filing Party:

                  (4)      Date Filed:

                                [LOGO] NET2PHONE





                                                              November 29, 2001

Dear Stockholder:

   It is my pleasure to invite you to Net2Phone, Inc.'s 2001 Annual Meeting of Stockholders. The meeting will be held at our headquarters at 520 Broad Street, Newark, New Jersey 07102 on the 18th day of December, 2001.

   The formal notice of the meeting follows on the next page. Enclosed with this proxy statement are your proxy card and our 2001 Annual Report to Stockholders.

   Your vote is important. Even if you plan to attend the meeting, please vote your shares by completing and returning the enclosed proxy card in the accompanying envelope. If you attend the meeting and prefer to vote in person, you may do so.

   On behalf of the Board of Directors and management of Net2Phone, I would like to thank you for your continuing support and we look forward to seeing you on December 18, 2001. Refreshments will be served after the meeting, when the members of the Board of Directors and management hope to visit with you.



                                   Sincerely,

                                   /s/ HOWARD S. JONAS
                                   ---------------------
                                   Howard S. Jonas
                                   Chairman of the Board

                                 NET2PHONE, INC.

                            ------------------------
                                  NOTICE OF THE
                       2001 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------



To Our Stockholders:

   The Annual Meeting of Stockholders of Net2Phone, Inc. will be held at our headquarters at 520 Broad Street, Newark, New Jersey 07102, on December 18, 2001, beginning at 9:30 a.m. local time. At the meeting, stockholders will act on the following matters:

   o election of four Class II directors for a term of three years;

   o ratification of appointment of Ernst & Young LLP as our independent accountants; and

   o any other matters that properly come before the meeting or any postponement or adjournment thereof.

   Only stockholders of record at the close of business on November 1, 2001 are entitled to receive notice of and to attend and vote at the meeting or any postponement or adjournment thereof. We have enclosed a copy of our 2001
Annual Report to Stockholders, which includes certified financial statements, and our Proxy Statement.


    Your vote is important. Whether or not you plan to attend the meeting, you may vote your shares by signing, dating and mailing the enclosed proxy card in the envelope provided. Instructions regarding voting by proxy are contained on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.




                                   By Order of the Board of Directors,


                                   /s/ GLENN J. WILLIAMS
                                   -----------------------------------------
                                   Glenn J. Williams
                                   Secretary and Executive Vice President of
                                   Legal and Business Affairs


November 29, 2001
Newark, New Jersey

                               TABLE OF CONTENTS
ABOUT THE MEETING ........................................................     1
What is the purpose of the annual meeting? ...............................     1
What are the voting recommendations of the Board of Directors? ...........     1
Who is entitled to vote at the meeting? ..................................     1
Who can attend the meeting? ..............................................     1
What constitutes a quorum? ...............................................     2
How do I vote? ...........................................................     2
What if I vote and then change my mind? ..................................     2
What vote is required to approve each item? ..............................     2
How are we soliciting this proxy? ........................................     3

BOARD OF DIRECTORS .......................................................     4

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS ...................     9

EXECUTIVE COMPENSATION ...................................................    10
Summary Compensation Table ...............................................    10
Option Grants During Fiscal 2001 .........................................    11
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
  Option Values...........................................................    11
Employment, Severance and Change of Control Agreements ...................    12
Report of the Compensation Committee on Executive Compensation ...........    14

REPORT OF THE AUDIT COMMITTEE ............................................    16

STOCK PRICE PERFORMANCE GRAPH ............................................    17

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF OUR PRINCIPAL STOCKHOLDERS,
  DIRECTORS AND MANAGEMENT................................................    18

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ..................    22

CERTAIN TRANSACTION AND RELATIONSHIPS ....................................    23

STOCKHOLDER PROPOSALS AND NOMINATIONS ....................................    27

OTHER MATTERS ............................................................    27

APPENDIX A - Audit Committee Charter .....................................   A-1

                                NET2PHONE, INC.
                                520 Broad Street
                            Newark, New Jersey 07102

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

   This proxy statement contains information related to the 2001 Annual Meeting of Stockholders to be held on December 18, 2001 at 9:30 a.m. local time, at our headquarters at 520 Broad Street, Newark, New Jersey 07102, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by Net2Phone's Board of Directors. The proxy materials relating to the annual meeting are first being mailed to stockholders entitled to vote at the meeting on or about November 29, 2001.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

   At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting.

What are the voting recommendations of the Board of Directors?

   The Board recommends that you vote your shares:

   o FOR each of the directors (see page 4).

   o FOR ratification of the appointment of Ernst & Young LLP as Net2Phone's independent accountants (see page 9).

Who is entitled to vote at the meeting?

   Only stockholders of record at the close of business on the record date, November 1, 2001, are entitled to receive notice of the annual meeting and to vote the shares of capital stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law:

   o holders of our Class A Common Stock are entitled to two votes per share and holders of our common stock are entitled to one vote per share on each matter to be voted upon; and

   o holders of our Class A Common Stock and holders of our common stock will vote together as a single class on all matters to be voted upon at this annual meeting.

   As of the record date, 32,315,500 shares of our Class A Common Stock and 25,282,275 of our common stock representing 72% and 28%, respectively, of our voting power were outstanding.

Who can attend the meeting?

   All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration and seating will begin at 8:30 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

   Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of your proxy card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

   The presence at the meeting, in person or by proxy, of the holders of a majority of our voting power on the record date will constitute a quorum for our meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

   You can vote on matters to come before the meeting in two ways:

   o by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

   o by written ballot at the meeting.

   Please see your proxy card for specific instructions on the above methods of voting.

   Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, and with respect to any other matter that properly comes before the meeting, the individuals named on the proxy card will vote your shares for each of the directors and the ratification of the appointment of Ernst & Young LLP. We are not aware of any other matters to be presented at the meeting; however, the individuals named in the proxy card will vote your shares as recommended by the Board, or if no recommendation is given, in their own discretion with respect to any other matter that properly comes before the meeting.

What if I vote and then change my mind?

   If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

   o filing with the Secretary of Net2Phone a notice of revocation;

   o sending in another duly executed proxy bearing a later date; or

   o attending the meeting and casting your vote in person.

   If your shares are held in "street name", you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

What vote is required to approve each item?

   Election of Directors. The four nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. The withholding of authority by a stockholder, including "broker non-votes" (discussed below), will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

   Other Proposals. For each other proposal, the affirmative vote of the holders of a majority of the voting interest of our stockholders represented in person or by proxy and entitled to vote at the meeting will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

   Effect of Broker Non-Votes. If you do not provide your broker or other nominee with instructions on how to vote your "street name" shares, your broker or nominee will not be permitted to vote them. You should therefore be sure to provide your broker or nominee with instructions on how to vote your shares.

   If you do not give voting instructions to your broker or nominee, you will, in effect, be voting against the ratification of the appointment of Ernst & Young LLP, unless you appear in person at the annual meeting and vote in favor of the proposal. As discussed above, a "broker non-vote" will have no effect on the outcome of the election of directors.

How are we soliciting this proxy?

   We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated therewith. Some of the officers and other employees of Net2Phone also may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies.

                               BOARD OF DIRECTORS

   This section gives biographical information about our directors and describes their membership on Board committees, their attendance at meetings and their compensation. This section also sets forth the first proposal on the agenda for the annual meeting.

What is the makeup of the Board of Directors?

   Our Amended and Restated Certificate of Incorporation requires that we have at least five directors but no more than thirteen. The number of directors is set by the Board and is currently thirteen. The directors are divided into three classes, with each class serving for a three-year period. The stockholders elect approximately one-third of the Board of Directors each year.

Are there any arrangements pursuant to which directors are to be selected?

   Yes. Gary E. Rieschel was appointed to our Board in connection with an equity investment in Net2Phone by SOFTBANK Technology Ventures IV. As a result of such investment and an equity investment by GE Capital Equity Investments, IDT Corporation and Clifford M. Sobel, agreed to vote all of their shares in favor of the election of a director nominated by SOFTBANK Technology Ventures IV and a director nominated by either GE Capital Equity Investments or NBC, in each case for as long as either entity holds a majority of the shares of Series A Convertible Preferred Stock originally purchased by them or the shares into which they are convertible. As of the date of this proxy statement, neither GE nor NBC had nominated a director to replace its director that resigned in October 2000.

   In October 2001, AT&T, IDT Corporation and Liberty Media Corporation formed NTOP Holdings, L.L.C., a new a Delaware limited liability company which through a series of transactions among AT&T, IDT and Liberty Media now holds an aggregate of 50 percent of our outstanding capital stock and 64 percent of the aggregate voting power of our capital stock. IDT controls the right to vote the shares of Class A common stock held by the LLC in most matters. As a result, the LLC has the power to nominate and elect the members of our board of directors when such members become eligible for re-election, provided, however, that five members of the Board are not affiliated with us, IDT or AT&T as required by our bylaws.

Are there any directors who are not standing for re-election?

   o Howard S. Balter. Mr. Balter has resigned as our Chief Executive Officer and from the Board effective as of October 23, 2001 to pursue other interests.

   o Richard R. Roscitt. Mr. Roscitt has resigned from our board effective as of March 7, 2001 to pursue other interests.

   We are grateful for the services of Messrs. Balter and Roscitt during the past fiscal year and wish them the best in their future endeavors.

                Election of Directors (Item No. 1 on Proxy Card)
                    For Term Expiring at 2004 Annual Meeting
                                    Class II

   There are four Class II directors whose terms expire at the annual meeting. Each nominee listed below will be elected to serve until the 2004 Annual Meeting of Stockholders or until his or her successor shall have been duly elected and qualified or his or her resignation or removal, whichever first occurs.

   Each of the nominees has consented to serve a three-year term. If any of them should decline or become unavailable to serve as a director, the Board may designate a substitute nominee or reduce the number of directors accordingly. The persons named in the accompanying proxy card will vote for any substitute nominee designated by the Board.

   Nominees standing for election are:

Joyce J. Mason, 41                                  Director since October 2001

   Joyce J. Mason has served as IDT Corporation's Senior Vice President since December 1998 and as General Counsel, Secretary and a director of IDT Corporation since its inception and as a director of IDT Corporation's predecessor since its inception to March 1996. Prior to joining IDT Corporation, Ms. Mason had been in private legal practice since August 1990. Ms. Mason received a B.A. from the City University of New York and a J.D. from New York Law School.

Michael Fischberger, 32                           Director since September 1999

   Michael Fischberger has served as IDT Corporation's Chief Operating Officer and director since June 2001. Prior to this, Mr. Fischberger served as IDT Corporation's Senior Vice President of Domestic Telecommunications and Internet services at IDT Corporation since 1993. In this capacity, Mr. Fischberger assisted in building IDT Corporation's Internet business, guiding the development of IDT Corporation's sales, technical support, customer service and nationwide backbone. Mr. Fischberger currently supervises IDT Corporation's domestic products and services, which includes domestic long distance services, Internet access, calling cards and corporate services. Prior to July 1999, Mr. Fischberger managed our Phone2Phone sales, customer service and anti-fraud departments.

Harry C. McPherson, Jr., 72                         Director since October 1999

   Harry C. McPherson, Jr. has been a partner in the law firm of Verner, Liipfert, Bernhard, McPherson and Hand, Chartered since 1969. Mr. McPherson has been the President of the Economic Club of Washington since 1992. In 1993, Mr. McPherson was a member of the Defense Base Closure and Realignment Commission. From 1988 to 1992, Mr. McPherson was the Vice Chairman of the United States International Cultural and Trade Center Commission. From 1983 to 1988, Mr. McPherson was President of the Federal City Council, Washington, D.C. In 1979, Mr. McPherson was a member of the President's Commission on the Accident at Three Mile Island. From 1965 to 1969, Mr. McPherson was Counsel and then Special Counsel to the President of the United States. From 1964 to 1965, Mr. McPherson was Assistant Secretary of State for Educational and Cultural Affairs. From 1963 to 1964, Mr. McPherson was Deputy Under Secretary of the Army for International Affairs.

Stephen R. Brown, 45                                Director since October 2001

   Stephen R. Brown has served as IDT Corporation's Chief Financial Officer since May 1995 and has been a director of IDT since February 2000. From 1985 to May 1995, Mr. Brown operated his own public accounting practice servicing medium-sized corporations as well as high net worth individuals. Mr. Brown received a B.A. in Economics from Yeshiva University and a B.B.A. in Business and Accounting from Baruch College.

 The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.

                              Continuing Directors
                    For Term Expiring at 2002 Annual Meeting
                                   Class III

James A. Courter, 60                                    Director since May 1999

   James A. Courter is the Chief Executive Officer and Vice Chaiman of the Board of IDT Corporation. Mr. Courter joined IDT Corporation in October 1996 and served as President of IDT Corporation from October 1996 until the August 2001. Mr. Courter has also been a director of the IDT Corporation since March 1996 and has been Vice Chairman of the Board of Directors of IDT Corporation since March 1999. In addition, as of August 2001, Mr. Courter has served as a director of IDT Telecom, Inc. and as the treasurer and a director of IDT Ventures, Inc. Mr. Courter has been a senior partner in the New Jersey law firm of Courter, Kobert, Laufer & Cohen since 1972. He was also a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson & Hand from January 1994 to September 1996. Mr. Courter was a member of the U.S. House of Representatives for 12 years, retiring in January 1991. From 1991 to 1994, Mr. Courter was Chairman of the President's Defense Base Closure and Realignment Commission. Mr. Courter also serves as a director of The Berkeley School. He received a B.A. from Colgate University and a J.D. from Duke University Law School.

Gary E. Rieschel, 45                                   Director since June 1999

   Gary E. Rieschel is the Executive Managing Director of SOFTBANK Technology Ventures, which he joined in January 1996. Mr. Rieschel has extensive overseas experience, having spent over four years in Tokyo as General Manager of Sequent Computer Systems' Asian operations. He serves as a Director for several SOFTBANK Technology Ventures' portfolio companies and is a member of SOFTBANK Corporation's Global Executive Board. Mr. Rieschel also serves as a director of Adir Technologies, Inc., our majority owned subsidiary.

Daniel H. Schulman, 43                            Director since September 1999

   Daniel H. Schulman was the President, Chief Operating Officer and a director of priceline.com from July 1999 until May, 2001. From December 1998 to July 1999, Mr. Schulman was President of the AT&T Consumer Markets Division of AT&T Corp. and was appointed to the AT&T Operations Group, the company's governing executive panel. From March 1997 to November 1998, Mr. Schulman was President of WorldNet Service. From December 1995 to February 1997, he was Vice President, Business Services Marketing of the AT&T Business Markets Division, and from May 1994 to November 1995, Mr. Schulman was Small Business Marketing Vice President of the AT&T Business Markets Division. Mr. Schulman also serves as director of iVillage, Inc., the Global Internet Project and several charitable organizations, including INROADS and Teach for America.

Jesse P. King, 46                                   Director since October 2001

   Jesse P. King also served on our board from July 1999 to December 2000. Mr. King currently serves as the Chief Operating Officer for the Daniels Fund. Prior to working for the Daniels Fund, Mr. King served as the Operations Manager for Rockefeller Foundation's Next Generation Leadership Program and The Philanthropy Workshop. Preceding his five years with the Rockefeller Foundation, Mr. King worked as the Senior Program Director for the Colorado Outward Bound School. Additionally, Mr. King worked as a Project Director and Consultant for The Children's Defense Fund and the Black Community Crusade for Children. Mr. King is active in local educational issues and serves on a non-profit board for the Conflict Center.

Michael J. Weiss M.D. Ph.D, 50                     Director since November 2001

   Dr. Michael J. Weiss has been on staff as an ophthalmologist with the Edward
S. Harkness Eye Institute since 1985 and has served as a Director of Uveitis Service since July 1987. Dr. Weiss is an Associate Clinical Professor of Ophthalmology at Columbia College of Physicians and Surgeons and was Board Certified in Ophthalmology in June 1987. Dr. Weiss was recognized as one of the best doctors in New York by New York Magazine in 1996, 1998, 1999 and 2000 and one of the best doctors in New York Metro area by Castle Connolly Medical LTD for the years 1997 through 2001. Dr. Weiss continues to teach courses and seminars to medical students and residents in training and has published numerous articles in peer-review journals of opthalmology.

                              Continuing Directors
                    For Term Expiring at 2003 Annual Meeting
                                    Class I

Howard S. Jonas, 45                                 Director since October 2001

   Howard S. Jonas is presently our Chairman of the Board. Mr. Jonas founded IDT in August 1990 and has served as Chairman of the Board and Treasurer since its inception. Mr. Jonas served as Chief Executive Officer of the Company from December 1991 until July 2001. He served as President of the Company from December 1991 through September 1996. Mr. Jonas serves as the Chairman of the Board of Directors of IDT Telecom, Inc. and IDT Ventures, Inc. Mr. Jonas is also the founder and has been President of Jonas Publishing Corp., a publisher of trade directories, since its inception in 1979. Mr. Jonas received a B.A. in Economics from Harvard University.

Stephen M. Greenberg, 56                               Director Since June 2000

   Stephen M. Greenberg is currently our Chief Executive Officer. Mr. Greenberg joined Net2Phone in August 2000 as Chairman of the Office of the President. Prior to joining Net2Phone, Mr. Greenberg was a founder and Senior Partner of Stern & Greenberg, a New Jersey law firm. From 1969 to 1971, Mr. Greenberg served as Executive Assistant to the United States Attorney for the District of New Jersey. Mr. Greenberg has practiced law for over 32 years and has received many honors including one for Outstanding Personal Achievement from the New Jersey Bar Association. Mr. Greenberg is also the Commissioner of the New Jersey Public Broadcasting Authority and a Member of the New Jersey Israel Commission.

James R. Mellor, 71                                    Director since June 1999

   James Mellor served as a director of IDT Corporation between August 1997 and June 1999. From 1981 until 1997, Mr. Mellor worked for General Dynamics Corporation, a developer of nuclear submarines, surface combat ships and combat systems. From 1994 until 1997, Mr. Mellor served as Chairman and Chief Executive Officer of General Dynamics, and from 1993 to 1994, he served as President and Chief Operating Officer of General Dynamics. Before joining General Dynamics, Mr. Mellor served as President and Chief Operating Officer of AM International, Inc., now Multigraphics, Inc. Before that time, Mr.
Mellor spent 18 years with Litton Industries in a variety of engineering and management positions, including Executive Vice President in charge of Litton's Defense Group.

Anthony G. Werner, 43                                  Director Since June 2000

   Anthony G. Werner is presently a Senior Vice President and Chief Technology Officer of Liberty Media Corporation. Prior to this, Mr. Werner served as the President and Chief Executive Officer of Aurora Networks from November 2000 to September 2001. From March 1999 to October 2000, Mr. Werner was Chief Technology Officer and Executive Vice President-Engineering and Technical Operations for AT&T Broadband. From 1994 to 1999, Mr. Werner held various positions at Tele-Communications, Inc., including Chief Technology Officer and Executive Vice President. From 1981 to 1994, Mr. Werner held various positions with Rogers Cablesystems, Ltd., in Toronto, Canada, including Vice President of Engineering for Eastern Canada and Vice President of Operations Engineering for the entire corporation. Mr. Werner currently serves as Chairman of CableLab's Enhanced Services Deployment Working Group and Chairman of CableLab's Cable Integrated Network Architecture Team. Mr. Werner has been listed by CableFax since 1998 as one of Cable's 100 most influential people and he was the year 2000 recipient of the National Cable Television Association Vanguard Award for Science and Technology.

How are non-employee directors compensated?

   Directors do not receive any fees for service on our Board, but are reimbursed for reasonable travel expenses incurred in connection with attendance at each Board and Board committee meeting and are eligible to participate in our 1999 Amended and Restated Stock Option and Incentive Plan. Each newly elected non-employee director receives an option to purchase 10,000 shares of our common stock at the time he or she joins the Board. Also under the plan, each non-employee director who continues to serve in such capacity is automatically granted an option to purchase 10,000 shares of our common stock on each anniversary date of the director's initial election to the Board. These options are granted at the fair market value of our common stock on the date of grant and are immediately exercisable.

Are employees of Net2Phone paid additional compensation for service as a director?

   No. We do, however, reimburse them for travel and other related expenses. See "Employment, Severance and Change of Control Agreements" below for a description of the compensation arrangements with certain current and former directors.

How often did the Board meet during fiscal 2001?

   The Board of Directors met nine times during fiscal 2001. All members of the board attended more than 75% of the meetings of the Board and the committees on which they serve, except for Martin Y. Yudkovitz (who did not stand for re-election at our 2000 Annual Meeting).

What committees has the Board established?

   The Board of Directors has standing Compensation and Audit Committees. The Audit Committee is comprised of three independent directors, as defined by the National Association of Securities Dealer's listing standards and operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A. The function of nominating directors is carried out by the entire Board of Directors, and, therefore, we do not maintain a standing nominating committee or other committee performing similar functions. Our Bylaws, however, provide a procedure for you to recommend candidates for director at an annual meeting. For more information, see page 27 under "Stockholder Proposals and Nominations."

                                              Compensation      Audit
    Name                                        Committee     Committee
     ----                                       ---------     ---------
    Anthony G. Werner .....................         x
    James R. Mellor .......................         x             x
    Gary E. Rieschel ......................         x
    Daniel H. Schulman ....................         x
    Harry C. McPherson, Jr. ...............                       x
    John C. Petrillo (1) ..................                       x

---------------
(1) The Board has appointed Dr. Michael J. Weiss to the Audit Committee to replace John C. Petrillo who resigned from the Board effective October 23, 2001.

Compensation Committee                          14 meetings in fiscal year 2001

   o reviews and approves compensation of executive officers, including payment of salaries, bonuses and incentive compensation;

   o determines our compensation policies and programs; and

   o administers our 1999 Amended and Restated Stock Option and Incentive
     Plan.

Audit Committee                                  4 meetings in fiscal year 2001

   o oversees the retention, performance and compensation of independent accountants;

   o oversees the audit and non-audit activities of both the independent accountants and the internal audit staff of Net2Phone;

   o meets separately and privately with the independent auditors to ensure that the scope of their activities has not been restricted and that adequate responses to their recommendations have been received;

   o receives and accepts the report of independent auditors; and

   o the other functions set forth in its charter attached hereto as Appendix
     A.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                           (Item No. 2 on Proxy Card)

   The Board of Directors, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as Net2Phone's independent accountants for the fiscal year ending July 31, 2002, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the annual meeting.

   Stockholder ratification of the selection of Ernst & Young LLP as Net2Phone's independent accountants is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such an appointment would be in the best interests of Net2Phone and its stockholders.

   The following fees were billed to us by Ernst & Young LLP during fiscal
2001:

        Audit Fees ..........................................................   $309,000
        Financial Information Systems
        Design and Implementation Fees ......................................   $    -0-
        All Other Fees (includes fees for audits of
          subsidiaries, tax consulting services, assistance with
          SEC registration statements, and consultation on accounting
          standards and proposed transactions) ..............................   $511,000
                                                                                --------
           TOTAL ............................................................   $820,000
                                                                                ========


   The Audit Committee determined that Ernst & Young LLP's provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

 The Board of Directors recommend a vote FOR the ratification of the appointment of Ernst & Young LLP as Net2Phone's independent accountants for fiscal year 2002.

                             EXECUTIVE COMPENSATION

   This section contains charts that show the amount of compensation earned by our Chief Executive Officer and by our four other most highly paid executive officers. It also contains the Report of the Compensation Committee explaining the compensation philosophy for our most highly paid officers.

                           Summary Compensation Table

   The following table sets forth information relating to the compensation paid in fiscal 2001, 2000 and 1999 to our Chief Executive Officer and the four other executive officers who earned the most cash compensation for services rendered on our behalf (collectively, the "Named Executives").

                                                                                Long-Term
                                                                              Compensation
                                                      Annual             ------------------------
                                                   Compensation                  Awards
                                              ----------------------     ------------------------
                                                                        Restricted    Securities      All Other
                                    Fiscal                                 Stock      Underlying    Compensation
Name and Principal Position          Year     Salary ($)   Bonus ($)     Awards($)    Options (#)      ($)(1)
---------------------------          ----     ----------   ---------     ---------    -----------      ------
Howard S. Balter (2)                 2001      301,307         --           --           500,000         --
Chief Executive Officer              2000      258,521         --           --            --             --
                                     1999       90,066 (3)     --           --         1,874,499         --

Ilan Slasky                          2001      226,305      100,000         --           200,000        3,849
Chief Financial Officer              2000      207,408         --           --            --            2,100
                                     1999       94,982 (4)     --           --           360,000        1,720

Stephen M. Greenberg (5)             2001      294,241         --         393,750 (6)    240,000         --
President                            2000         --           --           --           535,000         --

Jeffrey Skelton (7)                  2001      179,077        6,000         --           190,000        6,295
Chief Technology Officer             2000      119,808         --           --           236,856          577
                                     1999       53,885       10,000         --            65,000         --

Jonathan Rand (8)                    2001      175,000         --           --            --             --
Executive Vice President             2000      148,558      113,433         --            80,000         --
                                     1999       55,385         --           --           120,000        3,399

---------------
(1) Represents matching contributions to our 401(k) plan.
(2) Mr. Balter resigned as our Chief Executive Officer as of October 23, 2001. Howard S. Jonas was appointed our acting CEO upon Mr. Balter's resignation, with the anticipation that Mr. Jonas would become Net2Phone's Chairman of the Board upon the resignation of Clifford M. Sobel, who had been nominated to become the United States Ambassador to the Netherlands. Mr. Sobel's nomination was confirmed by the Senate on October 30, 2001 and accordingly, Mr. Jonas resigned as our acting CEO to become Chairman of the Board and Mr. Stephen M. Greenberg was appointed our CEO.
(3) Compensation information for fiscal 1999 only includes compensation earned after Mr. Balter joined Net2Phone in January 1999.
(4) Compensation information for fiscal 1999 only includes compensation earned after Mr. Slasky joined Net2Phone in January 1999.
(5) Mr. Greenberg started employment with us in July 2000 and received no compensation in fiscal 2000.
(6) Mr. Greenberg was granted 50,000 shares of restricted common stock pursuant to his Employment Agreement with Net2Phone on January 2, 2001, all of which were fully vested as of the date of grant. The closing price of Net2Phone's common stock on January 2, 2001, as reported on the NASDAQ National Market, was $7.875 per share.
(7) Compensation information for fiscal 1999 only includes compensation earned after Mr. Skelton joined Net2Phone in February 1999.
(8) Compensation information for fiscal 1999 only includes compensation earned after Mr. Rand joined Net2Phone in February 1999.

                       Options Grants During Fiscal 2001


   The following table sets forth certain information with respect to stock options granted to the Named Executives during fiscal 2001.

                                                    Percent of
                                                       Total
                                      Number of       Options
                                      Securities    Granted to
                                      Underlying   Employees in
                                       Options        Fiscal       Exercise Price    Expiration
                      Name            Granted(1)       2001          ($/sh) (2)         Date      Grant Date Value (3)
-----------------------------------   ----------   ------------    --------------    ----------   --------------------
Howard S. Balter...................    500,000         8.12%           $25.00        08/08/2010        $ 5,644,681
Ilan Slasky........................    200,000         3.25%           $25.00        08/08/2010        $ 2,257,872
Stephen M. Greenberg...............    140,000         2.27%           $ 6.87        12/22/2010        $434,324.35
                                       100,000         1.62%           $10.21         2/23/2011        $461,057.56
Jeffrey Skelton....................    125,000         2.03%           $25.00        08/08/2010        $ 1,411,170
                                        25,000         0.41%           $16.75        10/30/2010        $   189,097
                                        40,000         0.65%           $ 6.87        12/22/2010        $   124,093
Jonathan Rand......................         --           --                --                --                 --

---------------
(1) Each option vests as follows: one-third on the first anniversary of the grant date and the remaining portion vests on a pro rata basis on the last day of each month for the twenty-four months following the first anniversary of the grant date.
(2) Option was granted at an exercise price equal to the closing sales price of our common stock on the date of grant as reported on the Nasdaq National Market.
(3) The grant date values were determined using the Black-Scholes option pricing model, using the following assumptions: expected volatility of 25.0%, risk free interest rate of 4.0%, and a 10 year expected life.


                Aggregated Option Exercises In Last Fiscal Year
                       and Fiscal Year-End Option Values

    The following table describes the number and value of options exercised in fiscal 2001 and the number and value of unexercised options held by the Named Executives at July 31, 2001.


                                  Number of                       Number of Securities       Value of Unexercised In-
                                    Shares                       Underlying Unexercised        the-Money Options at
                                 Acquired on       Value       Options at Fiscal Year-End      Fiscal Year-End (1)
                    Name           Exercise       Realized     Exercisable/Unexercisable    Exercisable/Unexercisable
 -----------------------------   -----------    -----------    --------------------------   -------------------------
Howard S. Balter .............     810,999      $11,529,112        305,557 / 417,943                  - 0 -
Ilan Slasky ..................     150,000      $ 1,319,250        122,233 / 149,747            $299,395 / - 0 -
Stephen M. Greenberg .........        --             --            486,251 / 288,749                  - 0 -
Jeffrey Skelton ..............        --             --             142,724 / 95,926            $46,800 / $37,440
Jonathan Rand ................      30,030      $   829,053         53,334 / 97,136             $6,115 / - 0 -

---------------
(1) Options are considered "in-the-money," if the fair market value of the underlying securities exceeds the exercise price of the options. The year-end values represent the difference between the fair market value of the common stock subject to the options (the closing price of Net2Phone's common stock on July 31, 2001, as reported on the Nasdaq National Market, was $4.16 per share) and the exercise price of the options.

             Employment, Severance and Change of Control Agreements


   Messrs. Balter, Greenberg, Slasky and Sobel Employment Agreements. Effective January 1, 2000, we entered into employment agreements with Messrs. Balter and Slasky. Effective July 31, 2000, we also entered into a employment agreement with Mr. Sobel, which replaced his prior employment agreement that was scheduled to expire in September 2000. On July 31, 2000, we entered into an employment agreement with Mr. Greenberg. All of these employment agreements are for a period of three years, but may be renewed for successive one year terms.

   In addition to information found elsewhere in this proxy statement, each employment agreement provides for an annual base salary, an annual bonus, a grant of stock options, participation in our benefits plans and certain other fringe benefits. The following table shows the annual base salary, minimum annual bonus and stock option grants for each of the executives as set forth in their agreements.


                                                      Minimum            Stock        Restricted
Executive                    Base Salary (1)       Annual Bonus       Option Grant   Stock Award
 -------------------------   ---------------    ------------------    ------------   -----------
Howard S. Balter .........       $300,000       25% of Base Salary     500,000(2)         --
Clifford M. Sobel ........       $300,000       25% of Base Salary     500,000(2)         --
Stephen M. Greenberg .....       $300,000       25% of Base Salary     525,000(3)       50,000
Ilan S. Slasky ...........       $225,000       25% of Base Salary     200,000(2)         --

---------------
(1) Each executive's base salary is reviewed at least annually by the Compensation Committee for consideration of appropriate merit-based increases.
(2) These options were granted on August 8, 2000 at an exercise price of $25.00 (the closing price of Net2Phone's common stock on August 8, 2000 as reported on the Nasdaq National Market). The options vest as follows: one-third on the first anniversary of the grant date and the remaining portion vests on a pro rata basis on the last day of each month for the twenty-four months following the first anniversary of the grant date.
(3) These options were granted on July 31, 2000 at an exercise price of $26.31 (The closing price of Net2Phone common stock on July 31, 2000 as reported on the Nasdaq National Market). These options vest as follows: one third on the first anniversary of the grant date and the remaining portion vest on a pro rata basis on the last day of each month for the twenty-four months following the first anniversary of the grant date.

   The employment agreement for each of Messrs. Balter, Sobel and Slasky provide that if, during the period of the agreement, we terminate the executive's employment without "cause," or the executive terminates his employment for "good reason," which may include a change of control, the executive is entitled to (1) a lump-sum cash payment equal to two times the sum of the executive's then-current base salary and the executive's then-current annual bonus, (2) a lump-sum cash payment equal to the sum of his unpaid base salary through the date of termination, any earned but unpaid annual bonus for any completed calendar year and any unreimbursed business expenses or other amounts due executive, (3) a lump-sum cash payment equal to a pro rata portion of the annual bonus for any partial calendar year of service through the date of termination, (4) medical, dental, disability, life insurance and other fringe benefits for the two-year period following the date of termination, and (5) immediate vesting of 50%, with respect to Messrs. Balter, and Slasky, and 66 2/3%, with respect to Mr. Sobel, of the executive's unvested stock options and the right to exercise all vested options until the second anniversary following the date of termination.

   The employment agreement for Mr. Greenberg provides that if, during the period of the agreement, we terminate Mr. Greenberg's employment without "cause," or Mr. Greenberg terminates his employment for "good reason," which may include a change of control, Mr. Greenberg is entitled to (1) receive for two years following termination his then current base salary payable in accordance with general payroll practices, (2) receive for two years following termination his then current annual bonus payable in accordance with the plan in place immediately prior to his termination, (3) a lump-sum cash payment equal to the sum of his earned but unpaid base salary through the date of termination, any earned but unpaid annual bonus for any completed calendar year and any unreimbursed business expenses or other amounts due Mr. Greenberg, (4) a lump-sum cash payment equal to a pro rata portion of his annual bonus for any partial calendar year of service through the date of termination, (5) medical, dental, disability, life insurance and other fringe benefits for the two-year period following the date of termination, and (6) immediate vesting of all his outstanding unvested stock options and the right to exercise all vested options until the second anniversary following the date of termination.

   Howard Balter Separation Agreement. Net2Phone and Mr. Balter mutually agreed that it was in their respective best interests to bring their employment relationship to a conclusion effective October 2001. Pursuant to an understanding reached between Mr. Balter and Net2Phone, Mr. Balter has agreed to (i) waive any claims arising from his employment with us, including his right to severance payments and any other rights arising under his employment agreement with Net2Phone, (ii) not compete with Net2Phone or its subsidiaries and affiliates for a period of 2 1/2 years, (iii) not disclose any confidential or proprietary information of Net2Phone or its subsidiaries or affiliates, (iv) provide consulting services to Net2Phone and/or our subsidiary, Adir Technologies, for a fifteen month period, (v) rescind an exercise of options to purchase shares of Net2Phone, (vi) forfeit any rights with respect to an option to purchase 142,980 shares of Net2Phone, and (vii) sell his shares of Adir with the proceeds to be applied towards the repayment of his loan obligations to Net2Phone. Net2Phone, in consideration, has agreed to (i) waive any claims against Mr. Balter arising from his employment with Net2Phone, (ii) cancel a portion of any remaining outstanding loan balances (including accrued and unpaid interest) upon the completion of the first 3 months of the consultancy period, and the remaining balances upon the completion of the 15 month consultancy period, (iii) reprice Mr. Balter's options to purchase 723,500 shares of Net2Phone to $0.01 upon the completion of the first three months of the consultancy period, and (iv) continue a car allowance and medical and health insurance coverage for 2 years.

   Change of Control Arrangements

   In connection with various stock option grants (other than the option grants described above), pursuant to our 1999 Amended and Restated Stock Option and Incentive Plan, we entered into agreements with each of Messrs. Balter and Slasky, which provided that, following a "change in control" or a "related entity disposition," all outstanding stock options currently held by the executive would automatically vest and become exercisable. All such options held by Messrs. Balter and Slasky fully vested and became exercisable as a result of the recent transactions by and between AT&T, IDT Corporation and Liberty Media.

         Report of the Compensation Committee on Executive Compensation

   The following is the report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Net2Phone filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.

   The Compensation Committee of the Board of Directors, comprised of directors who are not employees or former employees of Net2Phone, has furnished the following report on executive compensation for fiscal 2001.

What is Net2Phone's philosophy of executive officer compensation?

   Net2Phone's compensation program for executive officers consists of three key elements:

   o a base salary,

   o a performance-based annual bonus, and

   o long-term incentives in the form of stock option grants.

The Compensation Committee believes that this three-part approach best serves the interests of Net2Phone and its stockholders. As described more fully below, each element of Net2Phone's executive compensation program has a somewhat different purpose.

   The three-part approach enables Net2Phone to meet the requirements of the competitive environment in which Net2Phone operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of the stockholders. Under this approach, compensation for these officers was ultimately based upon:

   o the Committee's assessment of the executive officers' performance,

   o the continuing demand for superior executive talent,

   o Net2Phone's overall performance, and

   o Net2Phone's future objectives and challenges.

   Net2Phone's philosophy is to pay base salaries to executives that reward these executives for ongoing performance throughout the year and that enable Net2Phone to attract, motivate and retain highly qualified executives. The annual bonus program is designed to reward executives for performance and is based primarily on Net2Phone's financial results. Stock option grants give executives an opportunity to obtain equity in Net2Phone and, because options result in rewards to executives if Net2Phone's stock price appreciates, provide an incentive for outstanding performance in the long term. The Committee believes that this mix of short- and long-term compensation components provides a balanced approach that enables Net2Phone to attract and retain experienced executives, rewards such executives for their individual and collective contribution to the profitability of Net2Phone, and ensures that the incentives of Net2Phone's executives are aligned with the best interests of its stockholders.

   The Committee's decisions concerning the specific fiscal 2001 compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer's level of responsibility, performance, current salary and prior-year bonus and other compensation awards. As noted below, the Committee's specific decisions involving fiscal 2001 executive officer compensation were ultimately based upon the Committee's judgment regarding the individual executive officer's performance, potential future contributions, and whether each payment or award would provide an appropriate reward and incentive for such officer to sustain and enhance Net2Phone's long-term performance.

How do we determine base salary?

   The Board typically establishes each executive's base salary at a level that is designed to reflect that executive's position and responsibility within Net2Phone, to attract and retain highly qualified executives and to be competitive with similarly situated executives at companies of similar size and revenue levels. The Board also takes into account, among other things, the individual executive's experience and performance during the past year.

How are annual bonuses determined?

   Bonuses typically are paid based upon the Committee's judgment regarding the significance of the individual executive officer's contributions during a given year and the overall financial performance of Net2Phone. Net2Phone's bonus plan generally makes such bonuses substantially contingent upon Net2Phone's achievement of certain objective performance goals related to revenue and net income, although the plan does not preclude discretionary bonuses based upon other factors, such as individual achievement.

How is compensation used to focus management on long-term value creation?

   In April 1999, Net2Phone adopted the Net2Phone, Inc. 1999 Stock Option and Incentive Plan to provide key employees selected by the Board an opportunity to obtain an equity stake in Net2Phone. Stock options are primarily designed to provide such employees with strong incentives for superior long-term performance. The exercisability of options is therefore conditioned upon the employee's continued employment by Net2Phone or its related entities for periods of time specified by the Board or Compensation Committee when these options are granted. Unexercised options are forfeited if the employee leaves Net2Phone or its related entities prior to the time such options vest or, if vested upon termination, if the employee fails to exercise them prior to the end of a stated period following termination. In making option awards, the Board or Compensation Committee reviews the level of awards granted to executives at other comparable companies, the awards granted to other employees within Net2Phone and the individual employee's specific position at Net2Phone and role in helping Net2Phone to achieve its goals.

Do executives receive any other benefits?

   Certain executives also participate in various other benefit plans, including medical plans and a 401(k) plan, which are generally available to all employees of Net2Phone.

How is Net2Phone's Chief Executive Officer compensated?

   Howard S. Balter's compensation was determined within the broad framework discussed above for executive officers in general. In fiscal 2001, Mr. Balter earned total compensation of $301,307. Mr. Balter's base salary for the year ended July 31, 2001, was established in part under the terms of his new employment agreement. See "Employment, Severance and Change of Control Agreements" above. Mr. Balter was not granted a cash bonus, but was, pursuant to the terms of his employment agreement, granted an option to purchase 500,000 shares of common stock in order to provide Mr. Balter with incentive for outstanding performance and encourage him to remain at Net2Phone.

How is Net2Phone addressing Internal Revenue Code limits on deductibility of compensation?

   Section 162(m) of the Internal Revenue Code, adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" for this purpose is defined generally as the chief executive officer and the four other highest-paid employees of the corporation. In fiscal 2001, Net2Phone did not pay compensation to any executive that was subject to Section 162(m).

                                James R. Mellor
                                Gary E. Rieschel
                                Daniel H. Schulman
                                Anthony G. Werner

                                As Members of the Compensation Committee

                         REPORT OF THE AUDIT COMMITTEE

   The following is the report of the Audit Committee with respect to Net2Phone's audited financial statements for the year ended July 31, 2001. This report shall not be deemed to be soliciting material or filed or incorporated by reference into any filing of Net2Phone under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and regardless of any general incorporation language in any such filing, except to the extent we specifically incorporate this report by reference therein.

   We reviewed and discussed with management our audited financial statements for the fiscal year ended July 31, 2001. Also, we reviewed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality and acceptability of our accounting principles and any other matters that we are required to discuss under generally accepted auditing standards. In addition, we have discussed with Ernst & Young LLP matters required to be discussed by Statement on Auditing Standards No. 61 pertaining to communications with Audit Committees. We have also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 and have discussed with Ernst & Young LLP matters relating to its independence.

   We discussed with Ernst & Young LLP the overall scope and plans of their audits. We met with Ernst & Young LLP, as Net2Phone's independent auditors, with and without management present, to discuss results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

   Based on the reviews and discussions referred to above, we recommended to the Board, and the Board has approved, that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2001, for filing with the SEC.


                                John C. Petrillo
                                James R. Mellor
                                Harry C. McPherson, Jr.

                                As Members of the Audit Committee

                         STOCK PRICE PERFORMANCE GRAPH

   The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of:

     --   our common stock,

     --   the Standard & Poor's Small Cap 600 Stock Index, and

     --   the Nasdaq Telecommunications Index,

   from August 2, 1999 (the date of our initial pubic offering) through July 31, 2001 (the end of our fiscal year).

   The graph assumes that $100 was invested on August 2, 1999 in our common stock and in each of the comparison indices, and assumes that all dividends paid were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

                                  [LINE GRAPH]

                                                  S&P Small         Nasdaq
                                     Net2Phone     Cap 600    Telecommunications
                                     ---------    ---------   ------------------
August 2, 1999...................     $100.00      $100.00          $100.00
July 31, 2000....................     $114.00      $112.20          $126.60
July 31, 2001....................     $ 17.66      $124.74          $ 44.28

   INFORMATION REGARDING BENEFICIAL OWNERSHIP OF OUR PRINCIPAL STOCKHOLDERS,
                            DIRECTORS AND MANAGEMENT

   The following table sets forth information with respect to the beneficial ownership of our outstanding capital stock as of November 1, 2001, by:

   o each person who is the beneficial owner of more than 5% of our capital stock;

   o each of our directors;

   o our chief executive officer and four other highest paid executive officers; and

   o our directors and executive officers as a group.

   The following table sets forth information with respect to the beneficial ownership of capital stock of Adir Technologies, Inc., our subsidiary, as of November 1, 2001, by:

   o each person who is the beneficial owner of more than 5% of our capital stock;

   o each of our directors;

   o our chief executive officer and four other highest paid executive officers; and

   o our directors and executive officers as a group.

   Except as otherwise indicated, all of the shares indicated in the table are shares of common stock.

                                                        Net2Phone Shares    Percent of Capital    Adir Shares
                                                          Beneficially           Stock of         Beneficially   Percent of Capital
                       Holders                                Owned            Net2Phone (1)       Owned (2)      Stock of Adir (3)
  ---------------------------------------------------   ----------------    ------------------    ------------   ------------------
Net2Phone Holdings, L.L.C.
 (renamed NTOP Holdings, L.L.C.) and affiliated
  persons and entities (4)(5)(6).....................      28,896,750              50.17%               --                --
 400 North Stephanie Street, Suite 235
  Henderson, Nevada 89014

Liberty Media Corporation (4)(6)(7) .................      28,896,750              50.17%               --                --
 12300 Liberty Blvd.
  Englewood, Colorado 80112

Howard Jonas (8) ....................................      28,896,750              50.17%            4,000              3.22%
 c/o IDT Corporation
  520 Broad Street
  Hackensack, New Jersey 07102

James A. Courter (9) ................................      28,954,054              50.24%            4,000              3.22%
 c/o IDT Corporation
  520 Broad Street
  Hackensack, New Jersey 07102

SOFTBANK Technology Ventures
 IV L.P. and affiliated persons and entities (4)(10)        4,100,000               7.12%            7,693              6.19%
 200 W. Evelyn Ave.,
  Suite 200
  Mountain View, CA 94043

Gary E. Rieschel (11) ...............................       4,166,385               7.23%            7,693              6.19%
 c/o SOFTBANK Technology Ventures IV, L.P.
  200 W. Evelyn Ave.,
  Suite 200
  Mountain View, CA 94043

Yahoo! Inc. (4)(12) .................................       3,301,062               5.61%               --                --
 3420 Central Expressway
  Santa Clara, California 95051


                                                        Net2Phone Shares    Percent of Capital    Adir Shares
                                                          Beneficially           Stock of         Beneficially   Percent of Capital
                       Holders                                Owned            Net2Phone (1)       Owned (2)      Stock of Adir (3)
  ---------------------------------------------------   ----------------    ------------------    ------------   ------------------
AOL Time Warner Inc. (4)(13) ........................       2,750,000               4.77%                --                --
 22000 AOL Way
  Dulles, VA 21066

GE Capital Equity Investments, Inc.
 and affiliated entities (4)(14) ....................       1,418,333               2.46%                --                --
 120 Long Ridge Road
  Stamford, Connecticut 06927

Clifford M. Sobel (15) ..............................       2,288,241               3.96%             1,500(22)          1.21%

Howard S. Balter (16) ...............................       1,928,000               3.32%               937(22)           .75%

FMR Corp and affiliated persons (4)(17) .............         872,900               1.52%                --                --
 82 Davanshire Street
  Boston, Massachusetts 82109

Ilan S. Slasky (18) .................................         410,983                .71%               500(22)           .40%

Stephen M. Greenberg (19) ...........................         402,915                .70%               250(22)           .20%

Jeffrey Skelton (20) ................................         114,259                .20%               250               .20%

Michael Fischberger (21) ............................          55,680                .10%                --                --

Harry C. McPherson, Jr. (20) ........................          30,000                .05%                --                --

James R. Mellor (20) ................................          30,000                .05%                --                --

Daniel H. Schulman (20) .............................          35,333                .06%                --                --

Jesse P. King (20) ..................................          39,200                .07%                --                --

Anthony G. Werner (20) ..............................          10,000                .02%                --                --

Michael J. Weiss (20)  ..............................          10,000                .02%                --                --

Joyce J. Mason (23) .................................          39,600                .07%                --                --

Stephen R. Brown (24) ...............................          61,900                .11%                --                --

Executive Officers and Directors as a
  group (17 persons).................................      38,576,550(25)          65.21%            15,130(26)         12.16%

---------------
(1) All percentage calculations assume that all shares of Class A Common Stock have been converted into shares of common stock.
(2) All shares of Adir, except for the shares beneficially owned by SOFTBANK and Messrs. Courter and Rieschel, are subject to vesting, forfeiture and other restrictions on transferability. The shares vest as follows: twenty-five percent on September 8, 2001 and the remaining portion vests on a pro rata basis on the last day of each month for the thirty-six months following September 8, 2001.
(3) All percentage calculations assume that all shares of Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock have been converted into shares of common stock on a one-to-one basis.
(4) We have relied, without further investigation, on information filed by the reporting person with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We make no representation as to the accuracy or completeness of the information reported.
(5) A change in control of Net2Phone has occurred since the beginning of fiscal 2001. As of October 19, 2001, Net2Phone Holdings, L.L.C. (renamed NTOP Holdings, L.L.C), through a series of transactions among AT&T Corp., IDT Corporation, Liberty Media Corporation and their respective subsidiaries, holds an aggregate of 28,896,750 million shares of our Class A Common Stock, or approximately 64% of the shareholder voting power in Net2Phone. In connection with the transaction, IDT and AT&T contributed their shares of our Class A Common Stock (approximately 10 million and 18.9 million shares, respectively) to Net2Phone Holdings. Liberty Media then acquired a substantial interest in Net2Phone Holdings from AT&T, IDT increased its interest in Net2Phone Holdings and AT&T retained a significant interest in Net2Phone Holdings. IDT is the managing member of Net2Phone Holdings and controls the right to vote the shares of Class A Common Stock held by Net2Phone Holdings on most matters.

(6) Based on a Schedule 13D/A dated October 25, 2001, filed by Net2Phone Holdings, L.L.C. and affiliated persons and entities. According to the
        Schedule 13D/A, Net2Phone Holdings L.L.C., IDT Domestic-Union, IDT Investments Inc., IDT Nevada Holdings, Inc., IDT Domestic Telecom, Inc., IDT Telecom, Inc., IDT Corporation and Howard S. Jonas each have sole voting and dispositive power with respect to all such shares of Class A Common Stock and ItelTech, LLC and AT&T Corp. each have shared dispositive power with respect to all such shares of Class A Common Stock. Only Net2Phone Holdings, L.L.C. directly owns all such shares.
(7) Based on a Schedule 13D dated November 8, 2001, filed by Liberty Media Corporation. Represents 28,896,750 shares of Class A Common Stock held by NTOP Holdings, L.L.P. (formerly known as Net2Phone Holdings, L.L.C.), of which an indirect subsidiary of Liberty Media is a member.
(8) Howard S. Jonas, our Chairman of the Board, is also Chairman of the Board and Treasurer of IDT Corporation, Chairman of IDT Telecom, Inc., a director of IDT Domestic Telecom, Inc. and controls approximately 53% of the voting power of IDT Corporation. As a result, Mr. Jonas may be deemed to be the beneficial owner of (i) the shares of our capital stock beneficially owned by Net2Phone Holdings, L.L.C and (ii) shares of Series A-1 Convertible Preferred Stock of our majority owned subsidiary, Adir Technologies, Inc., owned by IDT Corporation.
(9) James A. Courter, one of our directors, is the Chief Executive Officer and a director of IDT Corporation. As a result, Mr. Courter may be deemed to be the beneficial owner of (i) the shares of our capital stock beneficially owned by Net2Phone Holdings, L.L.C and (ii) shares of Series A-1 Convertible Preferred Stock of our majority owned subsidiary, Adir Technologies, Inc., owned by IDT Corporation. Also includes 26,584 shares held of record and 30,720 shares issuable upon exercise of presently exercisable stock options.
(10) Based on a Schedule 13G dated February 12, 2001, filed by SOFTBANK Technology Ventures IV L.P. and certain affiliated persons and entities. According to the Schedule 13G, SOFTBANK Technology Ventures IV L.P. has sole voting and dispositive power with respect to 4,022,920 shares of Class A Common Stock, SOFTBANK Technology Advisors Fund L.P. has sole voting and dispositive power with respect to 77,080 shares of Class A Common Stock, STV IV LLC has sole voting and dispositive power with respect to 4,100,000 and Gary E. Rieschel, Charles E. Lax, Bradley
        A. Feld, Matthew A. Ocko, E. Scott Russell, D. Rex Golding and J. Heidi Roizer each have shared voting and dispositive power with respect to 4,100,000 shares of Class A Common Stock.
(11) Gary E. Rieschel, one of our directors, is the Executive Managing Director of SOFTBANK Technology Ventures IV L.P. and its affiliates and, as a result, he may be deemed to be the beneficial owner of (i) the shares of our capital stock held by SOFTBANK Technology and its affiliates and (ii) shares of Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock of our majority owned subsidiary Adir Technologies, Inc., held by SOFTBANK Technology and its affiliates. Also includes 46,385 shares held of record and 20,000 shares issuable upon exercise of presently exercisable stock options.
(12) Based on a Schedule 13G dated September 10, 2001, filed by Yahoo! Inc. Includes 1,271,784 shares of common stock subject to warrants which will only become exercisable upon the satisfaction of certain performance criteria by Yahoo! Inc. Yahoo! has sole voting and dispositive power with respect to all such shares.
(13) Based on a Schedule 13G dated January 22, 2001, filed by AOL Time Warner Inc. Includes 2,250,000 shares of Class A Common Stock and 500,000 shares common stock. AOL Time Warner Inc. and American Online, Inc., each have shared voting and dispositive power with respect to all such shares.
(14) Based on a Schedule 13G dated January 19, 2001, filed by GE Capital Equity Investments, Inc. ("GECEI") and affiliated entities. According to Schedule 13G, GECEI has shared voting power with respect to 1,418,333 shares of Class A Common Stock and shared dispositive power with respect to 1,213,486 shares of Class A Common Stock, General Electric Capital Corporation has shared voting power with respect to 1,418,333 shares of Class A Common Stock and shared dispositive power with respect to 1,213,486 shares of Class A Common Stock, National Broadcasting Company, Inc. has shared voting and dispositive power with respect to 204,847 shares of Class A Common Stock, National Broadcasting Company Holding, Inc. has sole voting and dispositive power with respect to 1,213,486 shares of Class A Common Stock, for which it disclaims beneficial ownership, General Electric Capital Services, Inc. has sole voting and dispositive power with respect to 1,213,486 shares of Class A Common Stock, for which it disclaims beneficial ownership, General Electric Company has sole voting and dispositive power with respect to 1,213,486 shares of Class A Common Stock, for which it disclaims beneficial ownership and NBC-NTOP Holding, Inc. has shared voting and dispositive power with respect to 204,847 shares of Class A Common Stock.
(15) Includes 177,500 shares held of record by a partnership, of which Mr. Sobel is a partner. Also includes 221,000 shares issuable upon exercise of presently exercisable stock options.
(16) Includes 337,920 shares held of record by a trust for the benefit of Mr. Balter's family members, of which Mr. Balter and his spouse are the trustees. Also includes an aggregate of 41,500 shares held of record by trusts for the benefit of the family members of David Greenblatt for which Mr. Balter acts as trustee. Also includes 417,943 shares issuable upon exercise of presently exercisable stock options.
(17) Based on a Schedule 13G/A dated February 14, 2001, filed by FMR Corp. and certain affiliated persons. FMR has sole dispositive power with respect to all such shares.
(18) Includes 160,913 shares issuable upon exercise of presently exercisable stock options.
(19) Includes 352,915 shares that may be acquired currently or within 60 days through the exercise of stock options and 50,000 shares of restricted common stock.
(20) All of these shares are shares of common stock that may be acquired currently or within 60 days through the exercise of stock options.
(21) Includes 30,000 shares issuable upon exercise of presently exercisable stock options.
(22) Does not include any shares of Adir capital stock beneficially owned by Net2Phone.
(23) Includes 25,600 shares issuable upon exercise of presently exercisable stock options.
(24) Includes 30,720 shares issuable upon exercise of presently exercisable stock options.
(25) Includes shares of Class A common stock held by Net2Phone Holdings, L.L.C. and SOFTBANK Technology. Also includes an aggregate of 1,549,403 shares issuable upon exercise of presently exercisable stock options.
(26) Includes shares of Series A-1 Convertible Preferred Stock held by IDT and SOFTBANK and Series B Convertible Preferred Stock held by SOFTBANK.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock (each, a "Reporting Person"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during our preceding fiscal year all Section 16(a) filing requirements applicable to our Reporting Persons were complied with except the following: (1) Harold Jeffrey Goldberg and Martin Rothberg each failed to timely file a Form 5 to report that he was no longer subject to Section 16 reporting requirements, (2) David Greenblatt and Jesse King each filed a Form 5 to report a delinquent Form 4 transaction and that they were no longer subject to Section 16 reporting requirements, (3) Stephen M. Greenberg, Jeffrey Skelton, Morris Berger, Glenn J. Williams, James Mellor, Gary Reischel, Daniel Schulman, and Harry McPherson each filed a Form 5 to report a delinquent Form 4 transaction and (4) Bruce D. Shoulson, Scott A. Anderson, and Brian Haimm each filed a Form 5 to report their initial holdings that were not timely reported on Form 3.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

We believe that all of the transactions set forth below were made on an arms-length basis. All transactions arising after the date of our initial public offering between us and our officers, directors, principal stockholders and affiliates are approved by a majority of the members of our Board of Directors, including a majority of the disinterested directors, and are on terms no less favorable to us that could be obtained from unaffiliated third parties.

                             AT&T/IDT/LIBERTY MEDIA

   In October 2001, AT&T, IDT, and Liberty Media Corporation formed Net2Phone Holdings, L.L.C., (LLC) a limited liability company now known as NTOP Holdings, L.L.C. which through a series of transactions among AT&T, IDT, and Liberty Media, now holds an aggregate of 28,896,750 million shares of our Class A common stock representing 50 percent of our outstanding capital stock. Because the LLC holds Class A common stock with two votes per share the LLC has 64 percent of the shareholder voting power in Net2Phone. IDT is the Manager of the LLC and controls the right to vote the shares of Class A common stock held by the LLC in most matters.

                    Agreement with Liberty Media Corporation

   In June 2001, we entered into a multi-year licensing agreement with Liberty Media. Under the binding Memorandum of Understanding, Liberty Media will make Net2Phone's VoIP services available to its international cable affiliates serving over 25 million households. Net2Phone expect to receive licensing fees totaling approximately $20 million over a five year period.

                       Relationship with IDT Corporation

   In May 1999, prior to our initial public offering, we entered into a number of agreements with IDT Corporation, including an assignment agreement, a separation agreement, an IDT services agreement, a Net2Phone services agreement, a tax sharing and indemnification agreement, a joint marketing agreement and an Internet/telecommunications agreement. During fiscal 2001, IDT billed us $51.5 million and we billed IDT $53.5 million pursuant to the agreements described below. As of July 31, 2001, we owe IDT approximately $14.4 million.

Net2Phone Services Agreement

   In connection with our agreement, we support IDT's prepaid calling card platform. Our services under this agreement include technical support for the platform, ordering lines to handle calls, managing the debit card database and monitoring the network, 24 hours per day, seven days per week. We provide these services at the greater of cost-plus 20 percent and $.0025 per minute of IDT usage of the prepaid calling card platform. In addition, IDT reimburses us for all of our direct costs in connection with the acquisition, maintenance or support of any and all additional or replacement equipment needed for the prepaid calling card platform.

   The Net2Phone services agreement has an initial term of one year, which automatically renews for subsequent one-year periods unless one party gives the other 30-days prior written notice. In addition, following the initial term (which expired May 7, 2000), the Net2Phone services agreement may be terminated at any time at either party's option upon 30-days prior written notice. If IDT requests services in addition to those described in the Net2Phone services agreement and we agree to provide those services, we will enter into an addendum to the Net2Phone services agreement covering those services. We will negotiate in good faith any fees payable to us for those additional services.

Tax Sharing and Indemnification Agreement

   In connection with this agreement, we share certain past tax liabilities and benefits with IDT, including:

   o the allocation and payment of taxes for periods during which we and our subsidiaries, if any, were included in the same consolidated group with IDT for federal income tax purposes, and are, or were, included in the same consolidated, combined or unitary returns for state, local or foreign tax purposes;

   o the allocation of responsibility for the filing of tax returns;

   o the conduct of tax audits and the handling of tax controversies; and

   o various related matters.

   For periods during which we and our subsidiaries, if any, were or are included in IDT's consolidated federal income tax returns or state, local or foreign consolidated, combined, or unitary tax returns, we are required to pay an amount of tax equal to the amount we would have paid had we and our subsidiaries, if any, had filed a tax return as a separate affiliated group of corporations filing a consolidated federal income tax return or state, local or foreign consolidated, combined, or unitary tax returns. We are responsible for our own separate tax liabilities that are not determined on a consolidated or combined basis with IDT.

   As a result of leaving the IDT consolidated group, certain tax attributes of the IDT group attributable to our operations, such as net operating loss carry-forwards, may be allocated to us. The tax sharing and indemnification agreement obligates us, where permitted by law, to elect to carry any post-deconsolidation losses forward, rather than to carry back such losses to tax years when we were included in the IDT consolidated or combined returns.

Joint Marketing Agreement

   In connection with the Joint Marketing Agreement, we each agreed to:

   o continue to offer links to the other's Web site;

   o cross-sell one another's products, including through each parties promotional materials and customer services representatives; and

   o undertake additional promotions as to which the parties shall agree from time to time.

   IDT pays to us a fee of $8.00 for each of our customers who becomes a new customer of IDT as a result of our referral. We pay IDT a fee of $8.00 for each customer of IDT who becomes a new customer of ours as a result of an IDT referral. However, in either case, these fees will be payable only with respect to any new customer who incurs and pays $50.00 or more in charges.

   The joint marketing agreement has an initial term of one year, which automatically renews for subsequent one-year periods unless one party gives the other party 60-days prior written notice. In addition, following the initial term (which expired May 7, 2000), the joint marketing agreement may be terminated at any time at either party's option upon 60-days prior written notice.

Internet/Telecommunications Agreement.

   IDT has granted to us an indefeasible right to use portions of its high-speed network. We have the right to terminate our right to use portions of the existing network to the extent that the existing network is replaced, the underlying leases expire or at anytime with IDT's consent. We are obligated to reimburse IDT for all termination or cancellation charges which it incurs. We have agreed to pay IDT $60,000 per month for the right to use those portions of its existing network. This amount will be reduced as IDT terminates its right to use portions of the existing network at our request. IDT also granted us an indefeasible right to use portions of a new DS3 Network, which it will have the right to use for 20 years. This grant will be effective as construction of this new network is completed and delivered to IDT. In fiscal 2000, we paid IDT an installation fee of $600,000 for this network. We also have agreed to reimburse IDT for the one-time fee of approximately $6.0 million payable in monthly installments over a five-year period, with interest of 9 percent per annum. We will reimburse IDT for all of maintenance and upgrade costs incurred by IDT with respect to those portions of the network that we use.

   IDT also granted us a right to use IDT's equipment and other assets at its backbone points of presence and its network operations center for a two-year period. We will pay IDT an aggregate of $1.2 million for this right over the two-year period. At the end of the two-year period, we have the right to purchase any of this equipment then owned by IDT at fair market value. We must pay for all repairs, maintenance and upgrades of equipment and other facilities we use pursuant to this agreement. We also entered into transit relationship agreements with IDT giving us access substantially identical to IDT's at five different core locations for a period of one year commencing May 1999. Following the initial term (which expired May 7, 2000), the transit relationship agreements may be terminated at any time at either party's option upon 60-days prior written notice.

   IDT retains primary control over the equipment covered by this agreement but may require assistance from us in gaining Internet access. We have agreed to assist in facilitating access for a five-year period commencing May 1999. For each month during the effectiveness of the agreement, IDT will pay us:

   o $1.00 for each of IDT's dial-up Internet customers;

   o for each dedicated-line Internet customer, the lesser of $100.00 or 20 percent of the fee IDT charges; and

   o 25 percent of all fees charged by IDT for installation of dedicated lines.

   Following the initial one year term (which expired May 7, 2000), this agreement automatically renews for one-year periods unless one party gives the other 60-days prior written notice of termination.

                            Relationship with Yahoo!

   In March, 2001 Net2Phone and Yahoo! entered into an agreement establishing a new business relationship for the provision of paid voice over IP services by Net2Phone to Yahoo!. The paid services include PC to phone domestic service, PC to phone international service as well as 800 number voice access to Yahoo! for users of Yahoo's 1-800 MY Yahoo suite of services. As part of the new agreement, Net2Phone also provides paid voice hosting services, which support the 1-800 My Yahoo suite of voice services. The March, 2001 agreement replaced the Voice Over Internet Protocol Services Agreement between Yahoo! and Net2Phone dated July 24, 2000.

       Adir Technologies, Inc. and Investment by Cisco, SOFTBANK and IDT.

   We formed ADIR Technologies, Inc. in 2000 to develop and market network management software for VoIP and other packet-based multimedia networks. ADIR offers our industry-leading VoIP network management software to telecommunications, Internet, wireless, next generation and broadband service providers and enterprises worldwide. The software platform we contributed to ADIR pursuant to an assignment and license agreement was originally created in our research and development laboratory in Lakewood, New Jersey in 1995 and has been enhanced since that time.

   Cisco Systems, Inc., Softbank Venture Capital, IDT Corporation and their respective affiliates have each purchased a minority equity interest in ADIR. In fiscal 2001, Cisco, IDT and Softbank purchased 14,262 and 4,000 and 10,966 shares of Adir's convertible preferred stock, respectively, for an aggregate consideration of $62,234,928. Of this amount, $21 million was specifically designated for the acquisition of Netspeak Corporation which closed on August 14, 2001.

   In connection with Cisco's investment, ADIR and Cisco agreed to a relationship in which Cisco will jointly market ADIR's network management platform to its VoIP customers, offering communications providers and enterprises compelling new choices in VoIP solutions. In furtherance of this relationship, ADIR entered into a Sales Coordination Agreement with Cisco on June 6, 2001, pursuant to which Cisco will pay ADIR a fee or a revenue share for certain Cisco gateway, router, and cable broadband products sold by Cisco when such products are embedded with ADIR software. The agreement has a three year term, commencing on June 6, 2001 and ending August 14, 2004.

                                Facility Leases

   We have entered into leases for the use of our Newark, Hackensack and Piscataway facilities with corporations that are owned and/or controlled by Howard S. Jonas, our director and Chairman of the Board and a director and executive officer of IDT. Additionally, Mr. Jonas, together with a number of entities formed for the benefit of charities and members of his family, owns shares of IDT's capital stock that enable him to vote more than 50 percent of IDT's capital stock. As a result, he may be deemed to be the beneficial owner of the shares of Net2Phone capital stock owned by IDT. The Newark sublease from IDT for 520 Broad Street expires on May 31, 2010, with a monthly rent of $255,417.25. The Hackensack lease for 294 State Street expires on February 28, 2002 with a monthly rent of $5,600. We have also entered into a sublease with IDT for our Piscataway facility, which is leased by IDT from a corporation owned and controlled by Mr. Jonas. The Piscataway sublease expires in May of 2002, with monthly rent of $14,400.

                                 Officer Loans

   In May 1999, Howard S. Balter, Ilan M. Slasky, David Greenblatt, Martin Rothberg, H. Jeff Goldberg, Jonathan Reich and Jonathan Rand each an executive officer or director of Net2Phone during fiscal 2001, borrowed funds from us to purchase shares of our common stock upon the exercise of stock options. As of July 31, 2001, Messrs. Balter, Slasky, Greenblatt, Rothberg, Goldberg and Reich owed us $1,413,940, $300,503, $430,156, $256,896, $290,196, $98,000 and
$44,100 respectively. The loans bear interest at the rate of 7.0% per annum, and matured in May 2001. As a condition to receiving these loans, these officers surrendered their right to exercise 8,862, 2,160, 2,160, 2,160, 2,160, 600, 270 and 4,410 immediately exercisable options, respectively. These loans were amended as of May 2001 to extend the maturity date to December 2002 and change the interest rate to 5.25% beginning as of June 2001. Messrs. Balter, Slasky, Greenblatt, Rothberg, Goldberg and Reich paid interest due under the loans to and including May 2001.

   In September 2000, Clifford M. Sobel, Howard S. Balter, Stephen Greenberg, David Greenblatt, H. Jeff Goldberg, Martin Rothberg, Ilan S. Slasky, Jonathan Rand and Jeffrey Skelton each an executive officer or director of Net2Phone during fiscal 2001, each purchased shares of restricted common stock of Adir Technologies, Inc., a majority-owned subsidiary of Net2Phone, in consideration for notes payable to Adir in the amount of $262,485, $163,966, $43,747.50, $524,970, $787,455, $306,233, $87,495, $21,873.75 and $43,747.50 respectively.
Each note is partial recourse, secured by the shares of Adir common stock purchased by each officer or director and bears an interest rate of 6.33% per annum.

   In March 2001, Net2Phone provided a $5 million Letter of Credit as security for a loan from a bank to Howard Balter.

   The following chart summarizes the loans granted to certain executive officer's of Net2Phone in fiscal 2001:

Name and Principal Position              Date of Loan        Amount       Interest Rate   Maturity Date
 ------------------------------------   -------------    -------------    -------------   -------------
Howard S. Balter, CEO (1) ...........   December 2000    $2,000,000.00           7%       December 2002
                                           March 2001    $   65,000.00        4.86%       On Demand
                                            July 2001    $   78,201.27        4.07%       On Demand
                                         October 2001    $     333,000        4.59%       On Demand
Ilan M. Slasky CFO (2) ..............   November 2000    $  800,000.00           7%       December 2002
Stephen M. Greenberg, CEO (3) .......   December 2000    $  600,000.00        6.10%       December 2003

---------------
(1) In accordance with a Loan Agreement with Net2Phone, Howard Balter borrowed an aggregate of $2 million in December 2000 and January 2001.
(2) In accordance with a Loan Agreement with Net2Phone, Ilan Slasky borrowed an aggregate of $800,000 from October 2000 through April 2001. The Loan Agreement permits Mr. Slasky to borrow up to $1.2 million.
(3) In accordance with Mr. Greenberg's Employment Agreement with Net2Phone. Mr. Greenberg was appointed Chief Executive Officer of Net2Phone on October 31, 2001. Prior to such time, Mr. Greenberg served as the President of Net2Phone.

                          Transactions with Directors

   Net2Phone retained Stern & Greenberg, law firm to which Stephen M. Greenberg is of counsel, to perform certain legal services during fiscal year 2001. None of the fees paid from Net2Phone to Stern & Greenberg for services were in excess of 5% of such firm's gross revenues during fiscal year 2001.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

   Stockholder proposals for our 2002 Annual Meeting of Stockholders must be received at our principal executive offices by July 31, 2002, to be considered for inclusion in our proxy materials relating to such meeting.

   Stockholders may nominate directors or bring other business before the stockholders at the 2002 Annual Meeting of Stockholders by notifying our Secretary in writing at our principal executive offices not later than October 15, 2002. Please note that this relates only to the matters you wish to bring before your fellow stockholders at the annual meeting. This is separate from the Securities and Exchange Commission's requirements to have your proposal included in our proxy statement.

   We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

                                 OTHER MATTERS

   As of the date of this proxy statement, the Board does not intend to present at the special meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

                                NET2PHONE, INC.



                                /s/ GLENN J. WILLIAMS
                                --------------------------------------
                                Glenn J. Williams
                                Secretary and Executive Vice President
                                of Legal and Business Affairs

November 29, 2001

                                                                     Appendix A

                                NET2PHONE, INC.
                            AUDIT COMMITTEE CHARTER

   The Audit Committee (the "Audit Committee") is a committee of the Board of Directors of Net2Phone, Inc. (the "Board"). All members of the Audit Committee shall be independent Directors. The Audit Committee shall be chaired by an independent Director appointed by the Board.

   The function of the Audit Committee shall be to provide for effective oversight of the financial reporting process, the business risk process and adequacy of internal controls, relationships with external and internal auditors, financial compliance issues, and to exercise the following powers and duties with respect to the following matters involving Net2Phone, Inc. and, unless otherwise specified, any of its direct or indirect subsidiaries (together, the "Corporation"):

     1. Review and approval of the Corporation's annual financial statements, annual reports, registration statements, and material amendments to any of them, as filed with the U.S. Securities and Exchange Commission, and recommendations to the Board regarding the Board's execution of them;

     2. Such review of the annual financial statements, annual reports and registration statements, if any, of the Corporation's direct or indirect subsidiaries as in the Audit Committee's judgment is appropriate in order to fulfill its responsibilities;

     3. Review of the Corporation's programs for compliance with applicable financial disclosure requirements;

     4. Review of the auditing of the Corporation's financial statements with the independent public accountants, including the plan, fees and the results of their auditing engagements;

     5. Review of non-audit professional services, if any, provided by the Corporation's independent public accountants and related fees, considering the possible effect they would have on the independence of such accountants;

     6. Recommendations to the Board regarding the engagement of independent public accountants;

     7. Review of the Corporation's processes to maintain an adequate system of internal controls;

     8. Review of the scope and results of the Corporation's internal audit plans and procedures;

     9. Direction and supervision of investigations into matters within the scope of the Audit Committee's duties;

     10. Recommendation to the Board regarding any proposal received from any stockholder concerning any of the foregoing matters which the stockholder proposes to present for action by the Corporation's stockholders; and

     11. Such other duties and responsibilities as may be assigned to the Audit Committee by the Board.

   In carrying out these responsibilities, the Audit Committee shall have full access to the independent public accountants, the internal auditors, the general counsel, any of the Corporation's non-employee attorneys and advisors, and executive and financial management in scheduled joint sessions or private meetings as in its judgment it deems appropriate. Similarly, the Corporation's non-employee attorneys and advisors, and executive and financial management in scheduled joint sessions or private meetings as in its judgment it deems appropriate. Similarly, the Corporation's independent public accountants, internal auditors, general counsel and executive and financial management will have full access to the Audit Committee and to the Board and each is responsible for bringing before this Audit Committee or its Chair in a timely manner any matter he or she feels appropriate to the discharge of the Audit Committee's responsibilities.

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                                NET2PHONE, inc.

                               December 18, 2001

                Please Detach and Mail in the Envelope Provided
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      Please mark your
A |X| votes as in this
      example.

                               WITHHOLD
                               AUTHORITY
                  FOR       to vote for all
              all nominees  nominees listed
            listed at right    at right        Nominees: Joyce J. Mason
1.ELECTION                                               Michael Fischberger
  OF             |  |            |  |                    Harry C. McPherson, Jr.
  directors                                              Stephen R. Brown

(Instruction: To withhold authority to vote for any individual nominee, mark the FOR box and write that nominees name in the space provided below.)

The Board of Directors recommends a vote
"FOR" Items 1 and 2.

                                                 FOR       AGAINST       ABSTAIN


2. Ratification of the appointment of            |  |        |  |          |  |
   Ernst & Young LLP as independent
   accountants for Net2Phone, Inc.

3. In their discretion, the proxies are authorized to vote upon all other matters that may properly come before the Annual Meeting.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or any adjournment thereof.


Signature____________________________

Signature (if held jointly)___________________________ DATE______________, 2001

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If more than one trustee, all should sign. If shares are held jointly each owner must sign.

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

                                NET2PHONE, INC.

           This Proxy is Solicited on Behalf of The Board of Directors for the Annual Meeting of Stockholders on December 18, 2001

         The undersigned hereby appoints Howard Jonas, Stephen M. Greenberg and Glenn J. Williams, and each of them as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all of the shares of Class A Common Stock and/or common stock of Net2Phone, Inc. held of record by the undersigned on November 1, 2001 at the Annual Meeting of Stockholders to be held on December 18, 2001, at 9:30 a.m. at our headquarters located at 520 Broad Street, Newark, New Jersey, or at any adjournment or postponement thereof.

         IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR ALL NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND FOR ITEM 2 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please mark, sign, and date the reverse side and return the proxy card promptly using the enclosed envelope or vote by telephone or using the Internet following the instructions on the reverse side.